Exhibit 10.5

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is made this 5th day of December, 2025 (the “Effective Date”), by and between Grown Rogue Unlimited, LLC, an Oregon limited liability company (“Sublandlord”), Christian Stiers, an individual, d/b/a/ Stiers Farms (“Subtenant”).

WITNESSETH

WHEREAS, Sublandlord, as Tenant, and Rainbow WBSE MN LLC, as Landlord (“Landlord”), are parties to that certain Lease Agreement dated December 5, 2025 (the “Lease”) demising certain space containing approximately One Hundred Nine Thousand (109,000) rentable square feet (the “Leased Premises”) in the building located at 40 77th Ave. NE, Fridley, MN 55432 (the “Building”); and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the Leased Premises, containing approximately One Hundred Nine Thousand (109,000) rentable square feet of the Building, as shown on the floor plan attached hereto as Exhibit A, on the terms and conditions set forth in this Sublease; and

WHEREAS, the Lease requires the consent by Landlord to this Sublease;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublandlord and Subtenant agree as follows:

1. Premises. Subject to the terms and conditions hereof, Sublandlord hereby subleases to Subtenant, and Subtenant hereby accepts and subleases from Sublandlord, the Premises, upon and subject to the terms and conditions hereinafter set forth.

2. Sublease Term. The Term of this Sublease (the “Sublease Term”) shall commence on the date (the “Commencement Date”) which is the later to occur of (i) Sublandlord’s receipt of the Consent (as hereinafter defined), and (ii) the Lease Commencement Date of the Lease, and shall expire on the day immediately preceding the Lease Expiration Date of the Lease (the “Expiration Date”), unless terminated earlier in accordance with the provisions hereof. Upon the expiration or earlier termination of this Sublease, Subtenant shall immediately surrender possession of the Premises, in the condition required by the Lease, and otherwise in good order and repair, normal wear and tear excepted, and remove all of Subtenant’s trade fixtures, furniture, cabling, equipment and personal property. Any holdover Subtenant shall be deemed a tenant at sufferance, subject to immediate eviction, at a rental of 200% of the current rental rate under this Sublease. Notwithstanding anything contained hereinto to the contrary, Subtenant shall indemnify Sublandlord and Landlord against any and all claims and damages, including but not limited to consequential damages and any holdover rent payable by Sublandlord under the Lease which Sublandlord incurs from Subtenant’s holdover in the Premises beyond the expiration or earlier termination of this Sublease.

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3. Delivery of Premises. Provided that Subtenant has delivered Subtenant’s Insurance (as hereinafter defined), Sublandlord shall make the Premises available to Subtenant on the Commencement Date with the FF&E present, and in its then “AS IS” condition, reasonable wear and tear and any damage resulting from the acts or omissions of Subtenant or its agents, contractor and/or employees between the Effective Date and the Commencement Date excepted. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Premises, the use to which the Premises may be put, or any other matter or thing affecting or relating to the Premises.

4. Use. The Premises shall be used only for the Permitted Use under Section 1.01(aa) of the Lease and for no other purpose without the prior written consent of Sublandlord and Landlord. Subtenant shall comply with all Legal Requirements (as defined in the Lease) governing such use.

5. Sublease Rent. Subtenant shall pay to Sublandlord Base Rent, as set forth in Exhibit A to the Lease (as may be amended from time to time), and all other monetary obligations of Subtenant hereunder at the times and in the manner hereunder provided, without notice or demand, monthly in advance on the first calendar day of each month commencing on the Commencement Date in accordance with the table below. Base Rent and any other sums due from Subtenant to Sublandlord under this Sublease will be paid directly to Sublandlord at the address provided in Section 16, Notices (or such other address as Sublandlord may designate from time to time by written notice to Subtenant). Notwithstanding the foregoing, Subtenant shall be permitted to defer payment of Base Rent until the date on which Subtenant receives its Operational Approval (as defined in the Lease) (the “Approval Date”). Base Rent shall continue to accrue from the Commencement Date, and all Base Rent accruing but unpaid prior to the Approval Date shall be paid by Subtenant within one (1) year following the Approval Date.

6. Additional Rent. Commencing on the Commencement Date (but deferred until the Approval Date), Subtenant shall pay, monthly, as additional rent, Subtenant’s Pro Rata Share of Operating Expenses (as defined in the Lease) paid by Sublandlord for each calendar year or portion thereof occurring during the Term. In addition to the Operating Expenses set forth under the Lease, the parties agree that Subtenant’s Operating Expenses shall include the full amount of the Tenant Improvement Allowance set forth in Exhibit F to the Lease (as may be amended from time to time) and Sublandlord’s costs for any other alterations or tenant improvements performed by Sublandlord pursuant to the Lease, all amounts which shall bear an annual interest rate of fifteen percent (15%) until such time as all such tenant improvements or alterations paid for by Sublandlord have been fully repaid by Subtenant. Such Additional Rent may also include additional amounts to reimburse Sublandlord for interest paid on the Tenant Improvement Allowance and any other associated charges, as determined in Sublandlord’s sole discretion and set forth in the Subtenant’s Operating Contribution Estimate (as hereinafter defined). Subtenant’s Pro Rata Share (the numerator of which is the number of rentable square feet in the Premises, and the denominator of which is the rentable square feet of the Building) is one hundred percent (100%).

Prior to the Approval Date and prior to each calendar year during the Term thereafter, Sublandlord shall notify Tenant of the amount of Operating Expenses and Tenant Improvement costs and additional charges that Sublandlord estimates it may incur during the forthcoming calendar year or portion thereof. Subtenant shall pay as additional rent on the first day of each month an amount equal to 1/12th of the product of (i) the amount of Operating Expenses and Tenant Improvement costs and additional charges for the calendar year and (ii) Subtenant’s Pro Rata Share (“Subtenant’s Operating Contribution Estimate”). Subtenant shall pay Subtenant’s Operating Contribution Estimate in equal installments on the first day of each month of such calendar year.

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Within one hundred twenty-five (125) days after the end of each calendar year during the Term, and within one hundred twenty-five (125) days after the end of the Term, Sublandlord shall deliver to Subtenant a report of the actual amount of Subtenant’s Pro Rata Share of Sublandlord’s Operating Expenses (“Subtenant’s Operating Contribution”) incurred by Sublandlord during such calendar year, or with respect to the last year of the Term of this Sublease, during the Term of the Sublease occurring during such calendar year (the “Statement”). Any amount due Subtenant shall be credited against installments of Subtenant’s Operating Contribution next coming due, and any deficiency shall be paid by Subtenant together with the next installment of Subtenant’s Operating Contribution.

Subtenant shall also pay to Sublandlord as Additional Rent within ten (10) days after demand therefor as additional rent any Surcharges. “Surcharges” shall mean any and all amounts which, by the terms of the Lease, become due and payable by Sublandlord to Landlord as additional rent or otherwise and which would not have become due and payable but for the acts, requests for services, and/or failures to act of Subtenant, its agents, officers, representatives, employees, servants, contractors, invitees, licensees or visitors under this Sublease, including, but not limited to: (i) any increases in Landlord’s fire, rent or other insurance premiums, resulting from any act or omission of Subtenant, or (ii) any charges which may be imposed on Sublandlord, to the extent that such charges are attributable to the Premises or the use thereof or services or utilities provided thereto during the Term hereof and are payable by Sublandlord under the Lease.

All amounts payable by Subtenant under this Sublease other than Base Rent shall be deemed “additional rent” or “Additional Rent” hereunder, for which Sublandlord shall have all the same rights and remedies available hereunder or under applicable law for the non-payment of Base Rent. Base Rent and Additional Rent are collectively referred to herein as “Rent”. Subtenant’s obligation to pay any Additional Rent shall survive the termination of this Sublease.

7. Assumption of Obligations. All of the terms and conditions of the Lease are hereby incorporated in this Sublease by reference and shall apply as though set forth at length in this Sublease, with, where applicable, “Sublandlord” being substituted for “Landlord” and “Subtenant” being substituted for “Tenant.” Subtenant shall comply with all of the provisions of the Lease which are to be observed or performed during the Sublease Term by the Sublandlord as Tenant thereunder. Except as set forth in this Sublease, between Sublandlord and Subtenant, Sublandlord shall have all of the rights, privileges, remedies and duties accorded Landlord in the Lease and Subtenant shall have with respect to the Premises all of the rights, privileges, remedies and duties accorded Sublandlord under in the Lease, subject to Section 8 below and pursuant to Landlord’s consent. In the event of any conflict between this Sublease and the Lease, this Sublease shall control. Sublandlord shall not be liable for any obligation of, or liability resulting from any act or omission of, Landlord, including, without limitation, any violation or breach by Landlord of the Lease. Notwithstanding the foregoing, the following terms and provisions of the Lease shall not be incorporated into this Sublease and shall have no force or effect as between Sublandlord and Subtenant:

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BASIC LEASE INFORMATION:

1.01(a), 1.01(b), 1.01(c), 1.01(f), 1.01(j), 1.01(m), 1.01(o), 1.01(p), 1.01(r), 1.01(z), 1.01(bb), 1.01(cc), 1.01(ee)

SECTIONS:

2.04, 2.05, 4.01, 4.02, 4.03, 5.01, 5.02, 5.03, 7.01(a), 7.02(a)(iii), 7.02(b)(iii)(second sentence), 9.01(d), 9.01(f), Section 10.05, 11.01(a)(last sentence), 12.01 (any right of Sublandlord to an abatement of rent and any obligation of Landlord to rebuild or restore), 12.02 (any right of Sublandlord to an abatement of rent and any obligation of Landlord to rebuild or restore), 16.02, Article XIII, Article XVII, Article XVIII, Article XX, Article XXI, Article XXII, Section 24.14, Section 24.17

EXHIBITS:

Schedule 1, Schedule 2, A, B, C, E, F, G

8. No Enlargement of Rights. To the extent Sublandlord is granted in the Lease or otherwise any rights to extend the term of the Lease or to expand the Premises pursuant to an expansion option or a right of first refusal, the same are not included in this Sublease and do not pass to Subtenant. This should not be deemed a waiver by Subtenant of any above rights.

9. Default. In the event Subtenant defaults in the performance of any of the terms, covenants and conditions of this Sublease beyond any applicable notice and cure period set forth herein or in the Lease, Sublandlord shall be entitled to exercise any and all of the rights and remedies to which it is entitled under applicable law, and also any and all of the rights and remedies specifically provided for in the Lease, which are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Lease rights and remedies are given to Landlord, the same shall be deemed given Sublandlord.

In addition to the Events of Default enumerated under the Lease, each of the following shall be considered an Event of Default hereunder:

(a) The failure of Subtenant to, within one hundred twenty (120) days of the Effective Date, enter into a management agreement, approved in Sublandlord’s reasonable discretion, with a management service provider (the “Management Agreement”) to operate the cultivation facility at the Premises.

(b) The failure of Subtenant to continuously comply, beyond any applicable notice and cure periods, with all requirements, duties, and performance obligations imposed under the Management Agreement.

(c) The failure of Subtenant to maintain the required Operational Approval, Permits, or any other licenses and permits from time to time required, in full force and effect to enable Subtenant to conduct its business under this Sublease.

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10. Insurance. During the Sublease Term, Subtenant shall either maintain and provide or contract with a management service provider to maintain and provide insurance for the Premises, as required to be maintained by Sublandlord pursuant to Article XIII of the Lease, in form and substance satisfactory to Sublandlord and Landlord (“Subtenant’s Insurance”). The limit of said insurance shall not, however, limit (a) any other insurance required for compliance with any and all applicable statutes, laws, ordinances, codes, rules and regulations of any and all governments and /or quasi-governmental agencies and bodies, or (b) any other insurance which may be reasonably required by Landlord or its mortgagee(s) or ground or underlying Landlord(s). Subtenant, or Subtenant’s management service provider, shall cause Sublandlord, Landlord, any other party which Landlord or Sublandlord may request under the Lease, and Subtenant if such policy is provided by the management service provider, to be included as additional insureds and/or loss payees in said policy or policies. Subtenant, or Subtenant’s management service provider shall deliver to Sublandlord and any additional insured(s), certificates from the company(ies) issuing such insurance as to the coverages afforded and the existence, in force, of such fully paid for policies. Subtenant, or Subtenant’s management service provider, shall provide certificates for renewal policies to Sublandlord, the Landlord and any additional named insured(s), not more than thirty (30) days after the renewal of any existing policy. Sublandlord’s insurance shall at all times be primary with respect to any insurance carried by Sublandlord, Landlord and its agents and any such coverage of Sublandlord, Landlord and its agents shall be deemed to be excess insurance. Each such policy shall be written with a company acceptable to Landlord and Sublandlord and authorized to engage in business of general liability insurance and/or fire and extended coverage and/or insurance, as the case may be, in the State of Minnesota. Such policies shall not be cancelled without at least thirty (30) days written notice from the Subtenant (or Subtenant’s management service provider) to the Landlord and Sublandlord sent via certified mail, return receipt requested. All insurance policies herein required to be procured by Sublandlord shall contain an express waiver of any right of subrogation by the insurance company against Landlord, Landlord’s mortgagee(s), if any, and Sublandlord, with respect to property damage. All exclusions shall be subject to Landlord’s approval, and there shall be no change in such policies which modify such exclusions or reduce the coverage unless alternate additional coverage is provided by Subtenant to Sublandlord and Landlord.

11. Subtenant Alterations.

11.1 Subtenant shall not make any alterations, installations, improvements, additions or other physical changes in or about the Premises (“Subtenant Alterations” or a “Subtenant Alteration”) without first obtaining the written consent of (1) Sublandlord, which shall not be unreasonably withheld, and (2) Landlord, if and to the extent the consent of Landlord is required under the Lease. Any Subtenant Alterations shall be performed by Subtenant, at Subtenant’s sole cost and expense, in accordance with all applicable federal, state and local laws, regulations, ordinances and codes (collectively, “Legal Requirements”) and all applicable provisions of this Sublease and the Lease, including, without limitation, the provisions of Article 7 of the Lease. All Subtenant Alterations shall be performed only by contractors, subcontractors and/or mechanics reasonably approved by Sublandlord and/or designated by Landlord, to the extent Landlord consent or designation is required under the Lease. Anything contained in this Section 11.1 to the contrary notwithstanding, Sublandlord may withhold its consent in its sole and absolute discretion to any Subtenant Alterations which affect (i) the Building’s roof, (ii) any of the structural components of the Premises or the Building, (iii) any of the electrical, fire, life/safety, plumbing or other mechanical or utilities systems of the Premises or the Building, or (iv) any Subtenant Alterations costing in excess of $50,000.

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11.2 Subtenant’s Alterations shall be scheduled and performed at times reasonably designated by Sublandlord, and Subtenant shall use best efforts, and shall cause its contractors, to minimize any disruption to the operations of other tenants in the Building. Subtenant shall cause its contractors to maintain a safe, clean and sanitary environment in the Premises during the performance of any Subtenant Alterations, and Subtenant shall cause its contractors to comply with any reasonable requirements imposed by Sublandlord with respect to the performance of Subtenant’s Alterations. Sublandlord may require some or all of any Subtenant Alterations to be performed after regular business hours and on weekends, and in such event, Subtenant shall cause its contractors to perform such work on days and at times designated by Sublandlord.

11.3 Subtenant shall promptly reimburse Sublandlord upon demand for all actual third-party out-of-pocket costs and expenses reasonably incurred by Sublandlord in connection with Sublandlord’s review of any Plans and Specifications (as hereinafter defined) submitted to Sublandlord hereunder, including without limitation, architects’ and engineers’ fees and any and all costs and fees incurred by Sublandlord under the Lease in connection with Landlord’s review of such Plans and Specifications. Sublandlord shall have no liability to Subtenant for Landlord’s failure or refusal to approve Subtenant’s Plans and Specifications for any Alterations, including, without limitation, Subtenant’s Initial Alterations, provided, however, that Sublandlord shall reasonably cooperate with Subtenant at no cost or liability to Sublandlord in requesting Landlord’s consent to any Alterations. Notwithstanding the foregoing, Sublandlord shall not charge any supervisory fee in connection with any Subtenant Alterations.

11.4 Prior to commencing any Subtenant Alterations, Subtenant shall (i) submit to Landlord and Sublandlord two (2) complete sets of detailed plans and specifications (including layout, architectural, mechanical and structural drawings) prepared by professional engineer or architect licensed to conduct business in the State of Minnesota and reasonably approved by Sublandlord and Landlord (“Plans and Specifications”) for the proposed Subtenant Alterations and shall not commence any such Subtenant Alterations without first obtaining Sublandlord’s and Landlord’s prior written approval of such Plans and Specifications, (ii) at Subtenant’s sole cost and expense, obtain all permits, approvals and certificates required by any governmental authorities having jurisdiction over the Premises and provide Sublandlord with copies of same, and (iii) furnish to Sublandlord certificates of worker’s compensation (covering all persons to be employed by Subtenant, and Subtenant’s contractors and subcontractors in connection with such work) and commercial public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as are required under the Lease, naming Sublandlord and Landlord, and their respective officers, directors and employees, and any lender or mortgagee, as additional insureds. Subtenant’s Plans and Specifications, once approved by Landlord and Sublandlord, shall be deemed the “Approved Plans”. Any changes or modifications to the Approved Plans shall require the approval of Sublandlord and Landlord pursuant to this Section 11.4.

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11.5 Upon completion of any Subtenant Alterations, Subtenant shall deliver to Sublandlord general releases and final waivers of lien from all contractors, subcontractors and materials suppliers involved in the performance of such Subtenant Alterations, and a certificate from Subtenant’s independent licensed architect certifying to Sublandlord and Landlord that (i) in such architect’s opinion such Subtenant Alterations have been performed in a good and workmanlike manner and completed in accordance with the Approved Plans for such Subtenant Alterations and (ii) all contractors, subcontractors and materialmen have been paid for such Subtenant Alterations and materials furnished through such date. In addition, upon completion of any Subtenant Alterations, Subtenant, at Subtenant’s sole cost and expense, shall obtain certificates of final approval of such work required by any governmental authority and shall furnish Sublandlord with copies thereof, together with “as built” plans and specifications for such Subtenant Alterations, it being agreed that all filings with governmental authorities to obtain such permits, approvals and certificates shall be made, at Subtenant’s sole cost and expense. All materials and equipment to be incorporated in the Premises as a result of any Subtenant Alterations, including, without limitation, shall be first class quality and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. All Subtenant Alterations shall be performed only under the supervision of an independent licensed architect approved by Sublandlord, which approval shall not be unreasonably withheld or delayed provided that Landlord has previously approved such architect.

11.6 For purposes of this Section 11, the term “Substantially Completed” and like variations thereof shall mean that the Subtenant Alterations or applicable portion thereof, shall have been completed in accordance with the Approved Plans and all governmental permits and authorizations, notwithstanding that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the non-completion of which does not interfere other than to a de minimis extent with Subtenant’s performance of such Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations and/or Subtenant’s use and occupancy of the Premises.

12. Limitation of Liability. Notwithstanding any provisions of the Lease or this Sublease to the contrary, Landlord nor its officers, directors, employees, or agents shall be liable to Subtenant, or any of its agents, employees, servants, or invitees, for any damage to persons or property due to the condition or design or any defect in the Building or mechanical systems, which may exist or subsequently occur; and Subtenant with respect to itself and its agents, employees, servants, and invitees, hereby expressly assumes all risk and damage to persons and property, either proximate or remote, by reason of the present or future condition of the Premises or the Building. Sublandlord hereby waives any and all rights of recovery, claim, action or cross action, against Subtenant and against Landlord, its agents, directors, officers, and employees, for loss or damage that may occur to the Premises, or any improvements therein, or the Building, or any personal property of such party therein, by reason of any cause other than the negligence or willful misconduct of Landlord or the willful misconduct of Subtenant performed outside of the bounds of the Permitted Use.

13. Assignment and Subletting. Subtenant shall not transfer or assign any portion or all of this Sublease or sub-sublet the Premises, in whole or in part, without obtaining the prior written consent of Sublandlord, which consent may be withheld in Sublandlord’s sole and absolute discretion, and Landlord, to the extent required under Section 10.01 of the Lease. Further, this Sublease shall not be assigned by operation of law. Any such attempted sublease or assignment without the prior written consent of Sublandlord and Landlord shall be null and void and of no force or effect. If Sublandlord and Landlord give their consent to any sublease or assignment of this Sublease or of any interest in this Sublease, neither shall thereby be barred from later refusing to consent to any further sublease or assignment.

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14. No Default. Sublandlord represents and warrants to Subtenant that, to Sublandlord’s actual knowledge, without independent verification, Sublandlord is not in default under the Lease as of the Effective Date. Sublandlord further represents and warrants to Subtenant that the copy of the Lease previously provided to Subtenant, with the financial provisions redacted, is a true, correct and complete copy of the Lease.

15. Brokerage. Both parties represent and warrant that neither it nor its officers or agents nor anyone on its behalf has dealt with any real estate broker in the negotiation or making of this Sublease and agree to defend and indemnify the other party from and against any claims by any other broker, agent or other person claiming to have shown or interested Subtenant in the Premises or claiming to have caused Subtenant to enter into this Sublease.

16. Notices. Any notice required or permitted to be given hereunder by one party to the other shall be deemed to be given when personally delivered or mailed, postage prepaid by certified, registered or overnight mail, addressed to the respective party to whom notice is intended to be given at the following addresses:

if to Sublandlord:	Grown Rogue Unlimited, LLC
550 Airport Road
Medford, OR 97504
Attn: Obie Strickler
Email: Obie@grownrouge.com

if to Subtenant:	Christian Stiers
2888 Ross Lane
Central Point, OR 97502
Email: ilovethisplant@gmail.com

17. Intentionally Omitted.

18. FF&E. Subject to the terms of this Section 18, Subtenant may, during the Term hereof, use the existing workstations, tables, chairs and equipment, including grow equipment, presently located in the Premises (collectively, the “FF&E”). Subtenant shall, at its sole cost and expense, promptly maintain and repair the FF&E, as reasonably necessary to keep the FF&E in good order, repair and operating condition, subject to normal wear and tear throughout the Term hereof, and shall replace any broken items of FF&E. On the Expiration Date or earlier termination of this Sublease, provided Subtenant is not in default hereunder, Sublandlord shall retain all of its right, title and interest in and to the FF&E. Subtenant acknowledges that it has inspected the FF&E, is familiar with its condition and shall accept the same in its “AS-IS, WHERE IS” physical condition as of the Commencement Date with all faults and defects (latent, patent or otherwise). Subtenant acknowledges that no representations, warranties, agreements of any kind whatsoever, either express or implied, have been made by Sublandlord, Sublandlord’s agents or employees or agents or anyone else acting or purporting to act on Sublandlord’s behalf, and Sublandlord shall have no liability to Subtenant its agents or employees in regard to the physical or operating condition of the FF&E, any freedom from defects (latent, patent or otherwise), any income or profit to be derived therefrom, any expenses in connection with the operation, maintenance, repair or replacement thereof, the ability to maintain, operate or use the FF&E, its merchantability or fitness for any particular purpose or use, or any other matter or thing affecting or relating to the whole of any part thereof.

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19. Intentionally Omitted.

20. Intentionally Omitted.

21. Indemnity. Subtenant shall not do or permit any act or thing to be done on or about the Premises which may subject Sublandlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any requirement of law, and shall exercise such control over the Premises as to reasonably protect Sublandlord against any such liability. Subtenant shall indemnify and hold harmless Sublandlord, and its employees, agents and contractors (collectively, the “Sublandlord Indemnitees”) from and against the following harms, but only when such harms are caused by the willful misconduct of Subtenant performed outside of the scope of the Permitted Use: (i) all third-party claims, damages, suits, causes of action, losses, fines, costs or expenses of whatever nature, including, without limitation, reasonable attorney’s fees and costs (collectively, “Claims”) against the Sublandlord Indemnitees, (ii) all Claims against the Sublandlord Indemnitees to the extent arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in the Premises, (iii) all Claims against the Sublandlord Indemnitees to the extent arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Building. This indemnity and hold harmless agreement shall include indemnity from and against any and all actual third-party liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. Sublandlord shall indemnify and hold Subtenant harmless from (i) any Claims resulting from or arising in connection with any breach or default of any of the terms or conditions of this Sublease or the Lease, to the extent same have been incorporated herein, except to the extent such breach or default was caused by the willful misconduct of Subtenant performed outside of the scope of the Permitted Use, and (ii) any actual, third-party damages incurred by Subtenant resulting from a termination of this Sublease caused by a default under the Lease, except to the extent Sublandlord’s default was caused by caused by the willful misconduct of Subtenant performed outside of the scope of the Permitted Use. This indemnity and hold harmless agreement shall include indemnity from and against any and all actual third-party liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. Notwithstanding the foregoing, the phrase “performed outside of the bounds of the Permitted Use” shall not include: (i) violations of any Legal Requirements (as defined in the Lease), OCM Regulations (as defined in the Lease), or conditions governing the Facility License (as defined in the Lease) made in the ordinary course of Subtenant’s job duties, or (ii) any violations of such regulations when Subtenant had a good faith believe that it was acting in compliance therewith.

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22. Intentionally Omitted.

23. Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

24. Entire Agreement; Waiver. This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

25. Captions and Definitions. Captions to the Sections in this Sublease are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease.

26. Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.

27. Governing Law. This Sublease shall be governed by and in all respects construed in accordance with the internal laws of the State of Minnesota.

28. Legal Fees. In the event of any action or proceeding between the parties hereto, the non-prevailing party shall pay the reasonable attorney’s fees and costs of the prevailing party

29. Exculpation. Neither the shareholders comprising Sublandlord, nor the affiliates, shareholders, partners, directors or officers of Sublandlord or any of the foregoing (collectively, the “Sublandlord Parties”) shall be liable for the performance of Sublandlord’s obligations under this Sublease. Subtenant shall look solely to Sublandlord to enforce Sublandlord’s obligations hereunder and shall not seek damages against any of the Sublandlord Parties. Subtenant shall look only to the assets of Sublandlord for the satisfaction of Subtenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Sublandlord in the event of any default by Sublandlord hereunder, and no property or assets of the Sublandlord Parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Subtenant’s remedies under or with respect to this Sublease, the relationship of Sublandlord and Subtenant hereunder or Subtenant’s use or occupancy of the Premises.

30. Licenses and Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Subtenant’s business in the Premises or any part thereof, including, without limitation, an amendment to the certificate of occupancy, Subtenant, at its sole cost and expense, shall duly procure, and thereafter maintain, such license or permit and submit the same for inspection by Sublandlord.

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31. Capitalized Terms. Capitalized terms used herein shall have the same meanings as are ascribed to them in the Lease, unless otherwise expressly defined herein.

32. Consent of Landlord. The validity and effectiveness of this Sublease shall be expressly contingent upon receipt of Landlord’s prior written consent (the “Consent”), which shall be acceptable to Sublandlord in its sole and absolute discretion. If Landlord does not deliver the Consent in accordance with this Section 32 within forty-five (45) days after the Effective Date, Sublandlord may terminate this Sublease on notice to Subtenant.

33. Force Majeure. Neither party shall be liable in damages or have the right to terminate this Sublease for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections, outbreak of disease, shortages of labor or materials, government shut-downs of public activity, and/or any other cause beyond the reasonable control of the party whose performance is affected. Each such party shall resume its performance as promptly as practicable under the circumstances. Nothing contained in this Section 33 shall be construed to excuse the timely payment of Rent by Subtenant hereunder.

34. OFAC and FCPA Compliance.

34.1 Subtenant represents, warrants and covenants to Sublandlord that:

(a) Subtenant nor any person or entity that directly or indirectly (a) controls Subtenant or (b) has an ownership interest in Subtenant of ten percent (10%) or more, appears as of the Effective Date, or will appear (nor will any assignee appear) at any time during the Term hereof, on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

(b) It is not acting and during the Term hereof will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named on the OFAC List or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC or the U.S. Department of the Treasury;

(c) Subtenant, its agents, joint venture partners, and any other party acting on its behalf or at its instruction, shall not at any time during the Term hereof be in violation of the provisions of the United States Foreign Corrupt Practices Act (“FCPA”) and any other law, order, rule, or regulation concerning anti-corruption and anti-bribery.

34.2 Any breach or misrepresentation of any of the forgoing representations, warranties or covenants constitutes a material breach of this Sublease and shall entitle Sublandlord to any and all remedies thereunder, or at law or in equity.

35. Counterparts. This Sublease may be executed in separate counterparts, each of which shall be deemed an original, and all of which shall be deemed one and the same instrument. Facsimile signatures and electronically-transmitted copies of signatures (e.g., in an Adobe PDF file or DocuSign) shall be deemed valid and binding to the same extent as the original.

Sublease Agreement	Page 11 of 12

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

SUBLANDLORD:

Grown Rogue Unlimited, LLC,
an Oregon limited liability company

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

SUBTENANT:

Christian Stiers, an individual, d/b/a/ Stiers Farms, Christian Stiers, d/b/a Stiers Farms

By:	/s/ Christian Stiers
Individually

Sublease Agreement	Page 12 of 12